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Exhibit 10.1

MANAGEMENT EQUITY AGREEMENT

        THIS MANAGEMENT EQUITY AGREEMENT (this "Agreement") is made as of February 6, 2004, among JSG Packaging Limited, a private limited company organized under the laws of Ireland (the "Company"), and each of executives that become party hereto from time to time pursuant to the Management Equity Plan (as hereinafter defined) by executing a signature page to be attached hereto (each an "Executive").

        The Company and each Executive desire to enter into an agreement pursuant to which such Executive shall exchange, and the Company shall issue, one of the Company's Ordinary Shares, nominal value €0.001 per share (the "Ordinary Shares"), and one of the Company's Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares in exchange for each Ordinary Share, Class A Convertible Share, Class B Convertible Share and Class C Convertible Share held by the Executive in Jefferson Smurfit Group Limited (formerly MDCP Acquisitions Limited). The exchange and issuance referred to in the immediately foregoing sentence is being consummated in connection with the exchange of each issued and outstanding Ordinary Share, Class A Convertible Share, Class B Convertible Share and Class C Convertible Share of Jefferson Smurfit Group Limited (the "JSG Shares") for one Ordinary Share, Class A Convertible Share, Class B Convertible Share and Class C Convertible Share of the Company, respectively (including as may result from any compulsory share acquisition under Section 204 of the Irish Companies Act, such transaction, the "Exchange"). The Ordinary Shares and Convertible Shares to be acquired by an Executive hereunder are being issued pursuant to and subject to the JSG Packaging Limited 2004 Management Equity Plan, a copy of which is attached as Annex A hereto (as amended from time to time in accordance with its terms, the "Management Equity Plan"). On the date that the exchange of all JSG Shares for shares of the Company is consummated (including after giving effect to the compulsory acquisition procedure set forth in Section 204 of the Irish Companies Act 1963), the rights and obligations of the parties pursuant to that certain Amended and Restated Management Equity Agreement, dated as of September 5, 2002, by and among Jefferson Smurfit Group Limited and the Executives shall be terminated in its entirety. Capitalized terms not otherwise defined herein have the meanings set forth in paragraph 10 of this Agreement.

        The parties hereto agree as follows:

        1.    Exchange of Ordinary Shares.

          (a)    Exchange.    At the Closing (as defined in paragraph 1(b) hereof), each Executive shall deliver to the Company, all of Executive's right, title and interest in each Ordinary Share of Jefferson Smurfit Group Limited owned by such Executive in exchange for one Ordinary Share of the Company, such that after giving effect to such exchange, Executive shall own an identical number of Ordinary Shares of the Company as the number of Ordinary Shares of Jefferson Smurfit Group Limited owned by such Executive.

          (b)    The Closing.    The closing of the exchange and issuance of the Ordinary Shares (the "Closing") shall take place at the offices of the Company at 10:00 a.m. on February 6, 2004 (or, in the event that any Executive has not executed and delivered this Agreement prior to such date, the Closing shall be deemed to occur for such Executive on the date that the compulsory share acquisition under Section 204 of the Irish Companies Act is consummated). At the Closing, the Company shall enter such Executive's name or, if applicable, the name of his nominee or custodian, on the Company's register of members as the holder of the number of Ordinary Shares set forth on such Executive's signature page attached hereto, and such Executive shall deliver to the Company all of Executive's right, title and interest in and to the Ordinary Shares of Jefferson Smurfit Group Limited being exchanged hereunder.

          (c)    Family Member.    In the event that any Executive transferred any Ordinary Shares or Convertible Shares of Jefferson Smurfit Group Limited to any Family Member, such Executive shall procure the exchange and delivery of the Ordinary Shares and Convertible Shares by such Family Member and, in the event that any Ordinary Shares or Convertible Shares of the Company are held by any Family Member (including as a result of transfer after the date hereof), the rights, obligations, restrictions and conditions applicable to Executive Stock pursuant to this Agreement will be applicable to shares of such Executive Stock issued to or held by any Family Member as if held by such Executive and the issue or transfer to such Family Member shall be conditional upon such Family Member having agreed in writing to be bound by the provisions of this Agreement.

        2.    Exchange of Convertible Shares.

          (a)    Exchange.    On the Closing Date, each Executive shall deliver to the Company all of Executive's right, title and interest in each Class A Convertible Share of Jefferson Smurfit Group Limited, each Class B Convertible Share of Jefferson Smurfit Group Limited and each Class C Convertible Share of Jefferson Smurfit Group Limited owned by such Executive in exchange for, respectively, one Class A Convertible Share of the Company, one Class B Convertible Share of the Company and one Class C Convertible Share of the Company such that after giving effect to such exchange, Executive shall own an identical number of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares of the Company as the number of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares of Jefferson Smurfit Group Limited owned by such Executive. On the Closing Date, the Company shall enter such Executive's name or, if applicable, the name of his nominee or custodian, on the Company's register of members as the holder of the number of Convertible Shares purchased by such Executive hereunder, and such Executive shall deliver to the Company all of Executive's right, title and interest in and to the Ordinary Shares of Jefferson Smurfit Group Limited being exchanged hereunder.

          (b)    Convertibility of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares.    Each Class A Convertible Share, Class B Convertible Share and Class C Convertible Share will automatically convert into one Class D Convertible Share in accordance with this Agreement once it has fully vested.

          (c)    Vesting.    Subject to paragraph 2(d):

            (i)    Each Executive's Class A Convertible Shares shall become vested in accordance with the following schedule, if, but only if, as of each such date such Executive is and has continued to be employed by or to serve as an officer or director for the Company and its Subsidiaries:

Vesting Date	Cumulative Percentage of Class A Convertible Shares Vested
December 31, 2005	33.3%
December 31, 2006	66.7%
December 31, 2007	100%

    None of an Executive's Class A Convertible Shares shall become vested if such Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries prior to December 31, 2005. If any Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries on any date other than any Vesting Date set forth in this paragraph 2(c)(i) after December 31, 2005 but prior to

    December 31, 2007, the cumulative percentage of such Executive's Class A Cumulative Shares to become vested shall be determined on a pro rata basis according to the number of days elapsed since the immediately preceding Vesting Date. Notwithstanding the foregoing, upon the occurrence of a Sale of the Company or a Listing, all of an Executive's Class A Convertible Shares which have not previously vested shall become vested and shall convert to an equal number of Class D Convertible Shares upon the occurrence of such event; provided that no Class A Convertible Shares shall vest for any Executive (or Executive's transferees) upon the occurrence of a Sale of the Company or a Listing if the Executive holding such Class A Convertible Shares or from whom the Class A Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of the date of the occurrence of the Sale of the Company or a Listing.

            (ii)   33.3% of the aggregate number of each Executive's Class B Convertible Shares issued to him pursuant to paragraph 2(a) will become vested on each Applicable Class B Valuation Date if, but only if, the IRR of the MDCP Co-Investors as of such Applicable Class B Valuation Date equals or exceeds 25%; provided that if the IRR of the MDCP Co-Investors as of such Applicable Class B Valuation Date is greater than 15%, but less than 25%, the percentage of the aggregate Class B Convertible Shares which will become vested as of such Applicable Class B Valuation Date shall be the percentage determined by multiplying 3.33 by the excess of (A) the IRR of the MDCP Co-Investors as of the Applicable Class B Valuation Date over (B) 15%. In the event that an Accelerated Valuation Date occurs prior to any Applicable Class B Valuation Date, 100% of the Class B Convertible Shares not previously vested pursuant to this paragraph 2(c)(ii) will become vested as of such Accelerated Valuation Date if, but only if, the IRR of the MDCP Co-Investors as of such Accelerated Valuation Date equals or exceeds 25%; provided that if the IRR of the MDCP Co-Investors as of the Accelerated Valuation Date is greater than 15%, but less than 25%, the percentage of Eligible Class B Convertible Shares which shall vest as of such Accelerated Valuation Date shall be the percentage determined by multiplying 10 by the excess of (A) the IRR of the MDCP Co-Investors as of the Accelerated Valuation Date over (B) 15%. Vesting with respect to the Class B Convertible Shares shall be cumulative such that if the IRR of the MDCP Co-Investors as of an Accelerated Valuation Date or any subsequent Applicable Class B Valuation Date is greater than any preceding Applicable Class B Valuation Date, the percentage of each Executive's entire holding of Class B Convertible Shares vested shall be recalculated to be equal to the percentage vested for such Accelerated Valuation Date or subsequent Applicable Class B Valuation Date (i.e., if the IRR of the MDCP Co-Investors as of a preceding Applicable Class B Valuation Date was 15% and the IRR of the MDCP Co-Investors as of a subsequent Applicable Class B Valuation Date is 20%, the aggregate percentage of Class B Convertible Shares vested (inclusive of Class B Convertible Shares already vested as of such preceding Applicable Class B Valuation Date) with respect to both Applicable Class B Valuation Dates shall be, effective as of the subsequent Applicable Class B Valuation Date, 50%). For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to any Applicable Class B Valuation Date, the determination of vesting with respect to all unvested Class B Convertible Shares otherwise eligible for vesting on any subsequent Applicable Class B Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Applicable Class B Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(c)(ii), no Class B Convertible Shares shall vest for any Executive (or Executive's transferees) as of any Applicable Class B Valuation Date or Accelerated Valuation Date if the Executive holding such Class B Convertible Shares or from whom the Class B Convertible Shares were transferred is no longer employed by, or no longer serves as an officer, or director for, the Company and its Subsidiaries as of such Applicable Class B Valuation Date or Accelerated Valuation Date.

            (iii)  100% of each Executive's Class C Convertible Shares will become vested on the Class C Valuation Date if, but only if, the IRR of the MDCP Co-Investors as of the Class C Valuation Date is equal to or greater than 30%. In the event that an Accelerated Valuation Date occurs prior to the Class C Valuation Date, 100% of the Class C Convertible Shares will become vested as of such Accelerated Valuation Date if, but only if, the IRR of the MDCP Co-Investors as of such Accelerated Valuation Date is equal to or greater than 30%. For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to the Class C Valuation Date, the determination of vesting with respect to all unvested Class C Convertible Shares otherwise eligible for vesting on the subsequent Class C Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Class C Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(c)(iii), no Class C Convertible Shares shall vest for any Executive (or Executive's transferees) as of the Class C Valuation Date or Accelerated Valuation Date if the Executive holding such Class C Convertible Shares or from whom the Class C Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of such Class C Valuation Date or Accelerated Valuation Date.

            (iv)  Notwithstanding the provisions of paragraphs (i), (ii) and (iii), as a condition to accelerated vesting of such Executive's Convertible Shares in connection with a Sale of the Company, such Executive shall, if requested by the purchaser of the Company and for no additional consideration therefor, agree to continued employment for up to 12 months following such Sale of the Company so long as such Executive's compensation package and job description immediately following such Sale of the Company is substantially similar with respect to remuneration (other than with respect to equity participation), scope of duties, responsibility and job location to such Executive's compensation package and job description immediately prior to such event.

            (v)   The IRR of the MDCP Co-Investors on any Applicable Valuation Date shall be determined with reference to the Total Value of the Company and its Subsidiaries as of such Applicable Valuation Date, which Total Value (including the components thereof) shall be determined, to the extent possible, on the basis of the audited annual financial statements for the Company and its Subsidiaries for the period ended on such Applicable Valuation Date and otherwise in good faith by the Company. The IRR of the MDCP Co-Investors as of such Applicable Valuation Date shall be calculated (A) assuming that on such Applicable Valuation Date, the MDCP Co-Investors are receiving Cash Inflows for any Preferred Equity Securities equal to the stated value thereof plus accrued but unpaid dividends thereon and with respect to its Ordinary Shares is receiving Cash Inflows equal to the Total Value multiplied by the percentage of fully-diluted Ordinary Shares of the Company held by the MDCP Co-Investors as of such Applicable Valuation Date and (B) with regard to all sales of equity securities prior to such Applicable Valuation Date by calculating all Cash Inflows received or receivable with respect to such equity securities sold prior to such Applicable Valuation Date. The IRR of the MDCP Co-Investors on an Accelerated Valuation Date that arises as a result of a Sale of the Company shall be determined on the basis of the aggregate Cash Inflows received or receivable by the MDCP Co-Investors in respect of all sales of equity securities of the Company by the MDCP Co-Investors through and including such Accelerated Valuation Date (and in the event that the MDCP Co-Investors have not sold all of their equity securities as of such Accelerated Valuation Date, assuming that the MDCP Co-Investors would sell their remaining Preferred Equity Securities at an amount equal to the stated value thereof plus accrued and unpaid dividends thereon and its remaining Ordinary Shares at the average price per share received or receivable by the MDCP Co-Investors in respect of their Ordinary Shares through such Accelerated Valuation Date). The IRR of the MDCP Co-Investors on an Accelerated Valuation Date that arises as a result of a Listing shall be determined assuming that the MDCP Co-Investors will receive Cash Inflows on such Accelerated Valuation Date with respect to all of their then-outstanding Ordinary Shares at the gross per share offering price for Ordinary Shares on the date that the Listing becomes effective (the "Offering Price") and will receive Cash Inflows in respect of all of their then-outstanding Preferred Equity Securities in an amount equal to the stated value thereof plus accrued and unpaid dividends (with it being understood that all Cash Outflows and Cash Inflows for the MDCP Co-Investors with respect to Ordinary Shares sold prior to the date of such Listing shall be disregarded in calculating IRR of the MDCP Co-Investors on an Accelerated Valuation Date that arises as a result of a Listing).

            (vi)  In determining IRR of the MDCP Co-Investors for purposes of calculating vesting with respect to Class B Convertible Shares, as of any date of determination, all Class A Convertible Shares shall be assumed to have vested and been converted into Class D Convertible Shares, a number of Class B Convertible Shares that would be vested and convertible as a result of the IRR calculation as of the date of determination shall be assumed to have vested and been converted into Class D Convertible Shares, no Class C Convertible Shares shall be assumed to have vested and been converted into Class D Convertible Shares and all Class D Convertible Shares (including as assumed issued as a result of this sentence) shall be assumed to have been converted into Ordinary Shares. In determining IRR of the MDCP Co-Investors for purposes of calculating vesting with respect to the Class C Convertible Shares, as of any date of determination, all Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares shall be assumed to have vested and been converted into Class D Convertible Shares and all Class D Convertible Shares (including as assumed issued as a result of this sentence) shall be assumed to have been converted into Ordinary Shares.

            (vii) In addition to the vesting otherwise herein described, all or any portion of the Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares may be vested in the discretion of the Board exercised at any time.

          (d)    Effect of Termination on Vesting.    If an Executive's employment with the Company terminates for any reason, such Executive's Convertible Shares shall be vested and fully convertible with respect to that portion of such Executive's Convertible Shares that were vested and convertible on the date of such termination (such Executive's "Termination Date"), and, unless otherwise determined by the Board, any portion of such Executive's Convertible Shares that were not vested and convertible as of such Executive's Termination Date shall not vest from and after the Termination Date and shall not be convertible into Class D Convertible Shares from and after the Termination Date.

          (e)    Conversion Procedures for Class D Convertible Shares.    An Executive may, upon payment in full in cash of the Conversion Price per share, convert all or any portion of his or her outstanding Class D Convertible Shares into Ordinary Shares at any time and from time to time. As a condition to any conversion of any Class D Convertible Shares, such Executive shall make all investment representations as required by the Management Equity Plan. An Executive shall effect conversion of his Class D Convertible Shares into Ordinary Shares by delivering (i) written notice of such conversion to the Company (to the attention of the Company's Chief Executive Officer or Secretary), together with such Executive's written acknowledgment that he or she has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to or requested by such Executive regarding the

  Company and (ii) payment of an amount equal to the product of (A) the Conversion Price per share multiplied by (B) the number of Ordinary Shares to be acquired upon such conversion. Payment of the conversion price for Class D Convertible Shares shall be made in cash (including check, bank draft or money order) or, in the sole discretion of the Board, by delivery of a promissory note (if in accordance with policies approved by the Board). No Convertible Share issued hereunder or upon conversion of any other class of Convertible Shares, shall be convertible after the seventh anniversary of the Underlying Date of Issuance. When used herein, the "Underlying Date of Issuance" means (i) with respect to any Class A Convertible Share, Class B Convertible Share or Class C Convertible Share, the date of issuance for such Convertible Share (or in the event that such Convertible Share was issued in exchange for a Convertible Share of Jefferson Smurfit Group Limited, the date of issuance of such Convertible Share of Jefferson Smurfit Group Limited) and (ii) with respect to any Class D Convertible Share, the date of issuance for the Class A Convertible Share, the Class B Convertible Share or the Class C Convertible Share from which such Class D Convertible Share has been converted.

        3.    Representations and Warranties: Acknowledgments.

          (a)   In connection with the purchase and sale of Executive Stock, each Executive represents and warrants as follows:

            (i)    Executive Stock being acquired by such Executive pursuant to this Agreement shall not be disposed of in contravention of applicable securities laws.

            (ii)   Such Executive is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Stock.

            (iii)  Such Executive is able to bear the economic risk of such Executive's investment in Executive Stock acquired hereunder for an indefinite period of time and acknowledges that the Executive Stock may not be sold in contravention of applicable securities laws.

            (iv)  This Agreement constitutes the legal, valid and binding obligation of such Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Executive do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Executive is a party or any judgment, order or decree to which such Executive is subject.

            (v)   Such Executive is the beneficial owner of all of the Ordinary Shares and Convertible Shares of Jefferson Smurfit Group Limited being exchanged hereunder free and clear of all liens, encumbrances, charges, security interests, or restrictions on transfer.

          (b)   As an inducement to the Company to issue Executive Stock hereunder to each Executive, and as a condition thereto, each such Executive acknowledges and agrees that:

            (i)    neither the issuance of the Executive Stock hereunder to such Executive nor any provision contained herein shall entitle such Executive to remain in the employment of, or to serve as an officer or director to, the Group Companies or affect the right of the Company to terminate such Executive's employment or service as an officer, or director at any time;

            (ii)   this Agreement and the Management Equity Plan shall not form part of any contract of employment or contract for services between the Company or any Subsidiary and each Executive;

            (iii)  the benefit to each Executive of participation in this Agreement and the Management Equity Plan shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

            (iv)  if an Executive ceases to be employed by the Company or any Subsidiary, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under this Agreement and the Management Equity Plan whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise; and

            (v)   the Company shall have no duty or obligation to disclose to such Executive, and such Executive shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Stock upon the termination of such Executive's employment with the Company and its Subsidiaries, the transfer of Executive Stock pursuant to paragraphs 4, 5, or 8 hereto, the conversion of a Convertible Share granted hereunder or as otherwise provided hereunder.

        4.    Redemption Option.

          (a)   In the event (i) any Executive ceases to be employed by, or to serve as an officer, or director for, the Company or its Subsidiaries for any reason or, (ii) a Corporate Family Member of an Executive ceases for any reason to be a Corporate Family Member of such Executive and thereafter fails to comply with the requirements of paragraph 4(g) hereof or, (iii) any Corporate Family Member of an Executive shall fail to comply with any requirement made pursuant to Clause 4(h) hereof (any such event being in respect of such Executive or Corporate Family Member, his or its "Termination"), all of the Executive Stock held by such Executive or, as the case may be, such Corporate Family Member, other than Ordinary Shares acquired pursuant to paragraph 1 hereof, (whether held by such Executive or Corporate Family Member or one or more of such Executive's transferees, "Redeemable Stock") may be redeemed or purchased by the Company and/or the MDCP Co-Investors pursuant to the terms and conditions set forth in this paragraph 4 (the "Redemption Option"). For the avoidance of doubt (but without prejudice to rights to redeem or purchase Ordinary Shares issued or issuable upon conversion of convertible shares), Ordinary Shares acquired pursuant to paragraph 1 hereof are not subject to redemption or purchase pursuant to this paragraph 4 or otherwise."

          (b)   In the case of any Termination other than a termination of an Executive's employment for Cause, the purchase price for each Class A Convertible Share, Class B Convertible Share and Class C Convertible Share shall be such Executive's Original Cost for such share, and the purchase price for each Class D Convertible Share and Ordinary Share shall be the Fair Market Value for such share. In the event of an Executive's termination for Cause, the purchase price for each Convertible Share and each Ordinary Share shall be the lower of (i) the Fair Market Value of such share and (ii) the Original Cost for such share.

          (c)   The Company may elect to redeem or purchase all or any portion of an Executive's Redeemable Stock by delivering written notice (the "Redemption Notice") to the holder or holders of such Executive's Redeemable Stock within 90 days after such Executive's Termination (180 days in the case of such Executive's Termination upon death or disability). The Redemption Notice shall set forth the number of shares of Redeemable Stock to be acquired from each holder of such Executive's Redeemable Stock, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of shares to be redeemed or purchased by the Company shall first be satisfied to the extent possible from the shares of Redeemable Stock held by such Executive at the time of delivery of the Redemption Notice. If the number of shares of Redeemable Stock then held by such Executive is less than the total number of shares of Redeemable Stock the Company has elected to redeem or purchase, the Company shall purchase the remaining shares elected to be redeemed or purchased from the other holder(s) of such Executive's Redeemable Stock under this Agreement, pro rata according to the number of shares of such Executive's Redeemable Stock held by such other holder(s) at the time of delivery of such Redemption Notice (determined as close as practicable to the nearest whole shares). The number of shares of Redeemable Stock to be purchased hereunder shall be allocated among such Executive and the other holders of such Executive's Redeemable Stock (if any) pro rata according to the number of shares of such Executive's Redeemable Stock to be purchased from such persons.

          (d)   If for any reason following an Executive's Termination, the Company does not elect to purchase all of such Executive's Redeemable Stock pursuant to the Redemption Option, the MDCP Co-Investors shall be entitled to exercise the Redemption Option for the shares of Redeemable Stock the Company has not elected to purchase in accordance with paragraph 4(c) (the "Available Shares"). As soon as practicable after the Company has determined that there will be Available Shares, but in any event within 45 days after such Executive's Termination, the Company shall give written notice (the "Redemption Option Notice") to the MDCP Co-Investors setting forth the number of Available Shares and the aggregate purchase price therefor. The MDCP Co-Investors may elect to purchase any or all of the Available Shares by giving written notice to the Company within 30 days after the Redemption Option Notice has been given by the Company. As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, the Company shall notify each holder of Redeemable Stock as to the number of shares being purchased from such holder hereunder by the MDCP Co-Investors (the "Supplemental Redemption Notice"). At the time the Company delivers the Supplemental Redemption Notice to the holder(s) of Redeemable Stock, the Company shall also deliver written notice to the MDCP Co-Investors setting forth the number of shares the MDCP Co-Investors are entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction. The number of Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class D Convertible Shares and Ordinary Shares to be repurchased under paragraph 4(c) and this paragraph 4(d) shall be allocated among the Company and the MDCP Co-Investors pro rata according to the number of shares of Redeemable Stock to be purchased by each of them.

          (e)   The closing of the purchase and sale of the Redeemable Stock pursuant to the Repurchase Option shall take place on the date designated by the Company in the Redemption Notice or Supplemental Redemption Notice (as the case may be), which date shall not be more than 60 days nor less than five days after the delivery of the later of either such notice to be delivered. The Company and/or the Investors shall pay for the Redeemable Stock to be purchased pursuant to the Redemption Option by delivery of a check or wire transfer of funds in the aggregate amount of the purchase price for such shares. The purchasers of Redeemable Stock hereunder shall be entitled to receive customary representations and warranties from the sellers regarding the sellers' good title to such shares free and clear of any liens or encumbrances).

          (f)    In the event that the Company or the MDCP Co-Investors elect to exercise rights to redeem or purchase Redeemable Stock pursuant to this paragraph 4, the Company or MDCP Co-Investors shall make all Redeemable Stock acquired pursuant to this paragraph 4 available for sale to any member of the Company's management approved in accordance with the Management Equity Plan as promptly as practicable after a transferee has been identified in accordance with the Management Equity Plan; provided that the obligations of the Company and the MDCP Co-Investors pursuant to this paragraph 4(f) shall be subject to the management member so identified purchasing the Convertible Shares or Ordinary Shares at the same price, in the same manner and on the same terms on which the Company or the MDCP Co-Investors acquired the Redeemable Stock.

          (g)   The right of the Company and the MDCP Co-Investors to repurchase Class D Convertible Shares and Ordinary Shares pursuant to this paragraph 4 shall terminate upon the earlier of a Sale of the Company or a Listing.

          (h)   If any Corporate Family Member shall cease to be a Corporate Family Member of an Executive, it shall be required forthwith to notify the Company of the fact and the manner of such cessation and within 30 days thereafter to transfer all Executive Stock held by it to such Executive and/or his Family Members.

          (i)    The Company shall be entitled at any time to require any Corporate Family Member to procure the certification to the Company of the persons owning the voting shares of such Corporate Family Member and of the manner in which appointments of its directors are controlled, and of the beneficial ownership of all shares of such Corporate Family Member entitled to all of the capital, dividend and other economic interests therein, and to require that such certification shall be supported by appropriate opinions and/or declarations of counsel and directors of such Corporate Family Member.

          (j)    If any Corporate Family Member shall fail to comply with a requirement of the Company made hereunder to the reasonable satisfaction of the Company and within a period reasonably specified by the Company for compliance, the Company shall be entitled by 30 days notice in writing to such Corporate Family Member to declare that unless it shall have complied with such requirement to the Company's reasonable satisfaction within the period of such notice, it shall thereupon cease to be a Corporate Family Member and sub-paragraph (h) of this paragraph 4 shall thereupon have effect.

        5.    Restrictions on Transfer.

          (a)    Transfer of Executive Stock.    No Executive shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") any interest in any shares of Executive Stock, except pursuant to the provisions of paragraph 4 hereof, this paragraph 5 or in connection with a Sale of the Company, unless otherwise agreed to by the Company.

          (b)    Certain Permitted Transfers.    The restrictions contained in this paragraph 5 shall not apply with respect to transfers of shares of Executive Stock (i) pursuant to applicable laws of descent and distribution, (ii) to an Executive's Family Member, or (iii) to Corporate Family Members of such Executive; provided that such restrictions shall continue to be applicable to shares of such Executive Stock after any such transfer and the transferees of such Executive Stock shall have agreed in writing to be bound by the provisions of this Agreement.

          (c)    Tag-Along Rights.    At least 30 days prior to any sale by any MDCP Co-Investor of Ordinary Shares, which sale will cause the aggregate number of Ordinary Shares sold by the MDCP Co-Investors and the Co-Investors subsequent to September 17, 2002 to be more than 25% of the total issued share capital of the Company in any transaction or series of transactions (excluding any Transfer (v) to any Person as an equity kicker in connection with financing or sales of Preferred Equity Securities in connection with the Take-Over Offer and related transactions, (w) in a Public Sale, (x) to any of its members or Affiliates or their members, partners, shareholders or Affiliates, (y) to a co-investor (each, a "Co-Investor") on or prior to September 17, 2003 or (z) to a member of management of the Company and its Subsidiaries (the "Excluded Transfers")), such MDCP Co-Investor shall deliver written notice (the "Sale Notice") to each Executive specifying in reasonable detail the identity of the prospective transferee(s), the number of shares to be sold and the terms and conditions of the proposed Transfer. Each Executive may elect to include any Ordinary Shares and Class D Convertible Shares in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the MDCP Co-Investors within 30 days after delivery of the Sale Notice; provided that in the event that an Executive elects to transfer Class D Convertible Shares pursuant to this paragraph 5(c), the price per share paid to an Executive in respect of each Class D Convertible Share shall be reduced by the Conversion Price per share for such Class D Convertible Share and upon such Transfer and the payment of the per share price, each such Class D Convertible Share shall be convertible into one Ordinary Share upon payment of the Conversion Price per share to the Company. If any Executive has elected to participate in such Transfer, each of the MDCP Co-Investors proposing to make such Transfer and each such Executive shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Ordinary Shares and Class D Convertible Shares equal to the product of (i) the quotient determined by dividing (A) the percentage of Ordinary Shares and Class D Convertible Shares owned by such Person by (B) the aggregate percentage of Ordinary Shares and Class D Convertible Shares collectively owned by all persons participating in such Transfer and (ii) the aggregate number of Ordinary Shares to be sold in the contemplated Transfer. In determining whether the 25% threshold has been crossed, all related Transfers shall be taken into account, but no Excluded Transfers shall be taken into account.

      For example, if the Sale Notice contemplated a sale of 100 Ordinary Shares, and if the MDCP Co-Investors participating in such Transfer at such time own 40% of all Ordinary Shares and if an Executive elects to participate and such Executive owns 2% of all Ordinary Shares and if other persons owning an aggregate of 10% of all Ordinary Shares elect to participate in the contemplated sale, the MDCP Co-Investors would be entitled to sell 76.9 shares (40% ÷ 52% × 100 shares), such Executive would be entitled to sell 3.9 shares (2% ÷ 52% × 100 shares) and the other persons would be entitled to sell 19.2 shares in the aggregate (10% ÷ 52% × 100 shares).

  Notwithstanding the immediately foregoing sentence, in the event of a Transfer (other than a Transfer in connection with which the Board and the holders of a majority of Ordinary Shares are exercising their rights pursuant to paragraph 8 hereof) that causes the rights of the Executives pursuant to this paragraph 5(c) to be triggered, each Executive shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Ordinary Shares and Class D Convertible Shares equal to the product of (i) the quotient determined by dividing (A) the percentage of Ordinary Shares and Class D Convertible Shares owned by such Person by (B) the aggregate percentage of Ordinary Shares and Class D Convertible Shares collectively owned by all persons participating in such Transfer and (ii) the aggregate number of Ordinary Shares to be sold in the contemplated Transfer plus the aggregate number of Ordinary Shares sold by the MDCP Co-Investors and the Co-Investors in all Transfers (other than Excluded Transfers) prior to the date of the contemplated Transfer. The number of Ordinary Shares and Class D Convertible Shares which an Executive is entitled to sell pursuant to this paragraph 5(c) shall be subject to ratable cut-back in relation to other executives that have acquired Ordinary Shares and Class D Convertible Shares (it being understood that in such circumstances, such executives shall have priority over the proposing transferor) in the event that the number of shares which Executives in the aggregate are entitled to sell in such contemplated Transfer exceeds the number of shares proposed to be sold in the contemplated Transfer. The rights of the Executives pursuant to this paragraph shall terminate as of the date that the aggregate percentage of shares which the Executives have been entitled to sell pursuant to this paragraph 5(c) (whether or not exercised) relative to their aggregate holdings of Ordinary Shares and Class D Convertible Shares equals the aggregate percentage of Ordinary Shares which the MDCP Co-Investors and the Co-Investors have sold in all Transfers plus the contemplated Transfer (after giving effect to the rights of the Executives pursuant to this sentence) relative to the aggregate holdings of Ordinary Shares held by the MDCP Co-Investors and the Co-Investors.

  Each person transferring Ordinary Shares or Class D Convertible Shares pursuant to this paragraph 5(c) shall pay his, her or its pro rata share (determined on the basis of consideration received or receivable by such person in such transaction relative to the aggregate consideration received or receivable by all persons participating in such transaction in their capacity as selling stockholders) of the reasonable expenses incurred by the persons transferring shares in connection with such Transfer and shall be obligated to join in any indemnification or other obligations that the MDCP Co-Investors agree to provide in connection with such Transfer (other than any such obligations that relate specifically to another person such as indemnification with respect to representations and warranties given by such other person regarding such other person's title to and ownership of Ordinary Shares and Class D Convertible Shares). Notwithstanding the foregoing, other than with respect to representations and warranties given by such person regarding such person's title to and ownership of Ordinary Shares and Class D Convertible Shares and covenants regarding such person, (x) the aggregate indemnification obligations or other obligations for which such person shall be liable shall not exceed such person's pro rata portion (determined on the basis of consideration received or receivable by such person in such transaction relative to the aggregate consideration received or receivable by all persons participating in such transaction in their capacity as selling stockholders) of such indemnification obligation or other obligation and (y) in no event shall any holder of Executive Stock be required to assume any indemnification or other obligation in excess of the greater of (A) 50% of the after-tax proceeds received or receivable by such person as a result of such transaction and (B) the aggregate Acquisition Cost for the equity securities sold by such holder in such transaction.

          (d)    Termination of Restrictions.

            (i)    The restrictions on Transfer and holding of shares of Executive Stock set forth in this paragraph 5 shall continue with respect to each share of Executive Stock following any Transfer thereof.

            (ii)   Notwithstanding any provision in this Agreement to the contrary, following the consummation of the Company's initial Listing, the restrictions on Transfer of Ordinary Shares and Class D Convertible Shares set forth in this paragraph 5 shall terminate (A) with respect to Ordinary Shares purchased pursuant to paragraph 1, as of the date of the Company's initial Listing, and (B) with respect to all other Ordinary Shares and Class D Convertible Shares in equal tranches on each of December 31, 2005, December 31, 2006 and December 31, 2007.

            (iii)  The restrictions on Transfer and holding set forth in this paragraph 5 shall not terminate with respect to any Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares.

        6.    Participation Rights.

          (a)   If the Company proposes to issue any newly issued additional Ordinary Shares (the "New Shares") to the MDCP Co-Investors or any of their Affiliates or Co-Investors after the date hereof (other than in connection with the consummation of the Exchange) and the MDCP Co-Investors or such Affiliates or Co-Investors participate in such issuance of New Shares, each Executive shall have the right to purchase on the same terms and conditions a pro rata portion of the New Shares equal to the product of (i) the total number of New Shares to be issued, multiplied by (ii) a fraction, (A) the numerator of which is the number of Class D Convertible Shares and Ordinary Shares held by such Executive as of the date hereof and (B) the denominator of which is the total number of Class D Convertible Shares and Ordinary Shares which are held by all shareholders immediately prior to the proposed issuance.

          (b)   The Company shall give each Executive written notice of any proposed issuance of New Shares (the "Option Issuance Notice") describing the price and terms upon which the Company proposes to issue and sell such New Shares. During the 10-day period following the date of delivery of the Option Issuance Notice (the "Election Period") each Executive may exercise his, her or its right to purchase New Shares in accordance with this paragraph 6, for the price and upon the terms and conditions specified in the Option Issuance Notice by giving written notice to the Company and stating therein the quantity of New Shares to be purchased.

          (c)   In the event that any Executive fails to exercise his right to subscribe for any New Shares which it is entitled to subscribe for under this paragraph 6, the Company shall have 180 days following the Election Period to issue or enter into an agreement to issue and sell the New Shares proposed to be sold at a price and upon terms not substantially more favorable to the MDCP Co-Investors, its Affiliates and other prospective subscribers therefor than those specified in the Option Issuance Notice. In the event the Company has not issued the New Shares or entered into an agreement to issue the New Shares within the said 180-day period, the Company shall not thereafter issue or otherwise transfer such New Shares without first offering such New Shares to the Executives in the manner provided in this paragraph 6.

          (d)   If an Executive elects to subscribe for any New Shares pursuant to this paragraph 6, the closing of such subscription shall occur at such time and at such location selected by the Company.

          (e)   Notwithstanding anything else to the contrary set forth herein, the provisions of this paragraph 6 shall not apply to any Excluded Issuances.

        7.    Additional Restrictions on Transfer.    Each holder of Executive Stock agrees not to effect any public sale or distribution of any Executive Stock or other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any of the Company's equity securities, during the seven days prior to and the 180 days after the effectiveness of any Listing, except as part of such Listing or if otherwise permitted by the Company.

        8.    Sale of the Company.

          (a)   If the Board and the holders of a majority of the Ordinary Shares approve a Sale of the Company (the "Approved Sale"), all holders of Executive Stock shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of stock, the holders of Executive Stock shall agree to sell their shares of Executive Stock on the terms and conditions approved by the Board and the holders of a majority of Ordinary Shares. The holders of Executive Stock shall take all necessary and desirable actions in connection with the consummation of the Approved Sale.

          (b)   The obligations of the holders of Executive Stock with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved

  Sale, all of the holders of Ordinary Shares shall receive the same form and amount of consideration per Ordinary Share, or if any holders of the Ordinary Shares are given an option as to the form and amount of consideration to be received, all holders shall be given the same option; (ii) no holder of Executive Stock shall be required to join in any indemnification obligations or other obligations (other than with respect to representations and warranties given by such person regarding such person's title to and ownership of Executive Stock or covenants with respect to such holder) (A) in excess of such person's pro rata portion (determined on the basis of consideration received or receivable by such holder of Executive Stock in such transaction relative to the aggregate consideration received or receivable by all holders of the Company's equity securities in their capacity as such) of such indemnification obligations or other obligations or (B) in excess of the greater of (I) 50% of the after-tax proceeds received or receivable by such person as a result of such transaction and (II) the aggregate Acquisition Cost for the equity securities sold by such holder in such transaction and (iii) all holders of Class D Convertible Shares shall be given an opportunity to either (A) exercise their rights to convert to Ordinary Shares prior to the consummation of the Approved Sale and participate in such sale as holders of Ordinary Shares or (B) upon the consummation of the Approved Sale, receive in exchange for such Class D Convertible Shares consideration equal to the amount determined by multiplying (1) the same amount of consideration per Ordinary Share received by the holders of Ordinary Shares in connection with the Approved Sale less the Conversion Price per Class D Convertible Share by (2) the number of Ordinary Shares issuable upon conversion of such Class D Convertible Shares.

          (c)   Each holder of Executive Stock shall bear his or her pro rata share (determined on the basis of consideration received or receivable by such holder of Executive Stock in such transaction relative to the aggregate consideration received or receivable by all holders of the Company's equity securities in their capacity as such) of the costs of any sale of Executive Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Ordinary Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by each such holder of Executive Stock on his or her own behalf shall not be considered costs of the transaction hereunder.

          (d)   Notwithstanding anything else to the contrary set forth herein or the Company's Articles of Association, in the event of a Sale of the Company (whether or not such Sale of the Company is an Approved Sale), each holder of Executive Stock acknowledges that (i) the consideration to be received in exchange for each Class A Convertible Share, Class B Convertible Share and Class C Convertible Share that is unvested as of the closing date of the Sale of the Company (after giving effect to any acceleration under paragraph 2(c) hereof) shall equal the lesser of (x) the amount per share paid to holders of Ordinary Shares in such transaction triggering a Sale of the Company and (y) the Original Cost for such Convertible Share and (ii) the consideration to be received or receivable in exchange for each Class D Convertible Share shall equal the amount determined by multiplying (x) the same amount of consideration per Ordinary Share received or receivable by the holders of Ordinary Shares in connection with the Sale of the Company less the Conversion Price per Class D Convertible Share by (y) the number of Ordinary Shares issuable upon conversion of such Class D Convertible Shares. In furtherance of the acknowledgments in this paragraph 8(d), each holder of Executive Stock agrees that (A) all unvested Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares which are not vested in connection with a Sale of the Company shall automatically be deemed transferred to a buyer of the Company and cancelled, without further action on the part of such buyer, the Company or any Executive, in connection with the consummation of such Sale of the Company upon payment by the buyer or its designee of an amount in cash (or other form of consideration payable in connection with such Sale of the Company) equal to the lesser of the number of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares held by an Executive multiplied by the amount per share paid to holders of Ordinary Shares in such transaction triggering a Sale of the Company and the Original Cost for all such unvested Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares and (B) all Class D Convertible Shares which are not converted to Ordinary Shares in connection with such Sale of the Company shall automatically be deemed transferred to a buyer of the Company and cancelled, without further action on the part of such buyer, the Company or an Executive, in connection with consummation of such Sale of the Company upon payment by the buyer or its designee of an amount in cash (or other form of consideration payable in connection with such Sale of the Company) equal to the amount determined by multiplying (1) the same amount of consideration per Ordinary Share received or receivable by the holders of Ordinary Shares in connection with the Approved Sale less the Conversion Price per Class D Convertible Share by (2) the number of Ordinary Shares issuable upon conversion of such Class D Convertible Shares.

        9.    Voting Agreement.    So long as the MDCP Co-Investors, their Affiliates and Co-Investors collectively hold a majority of the Ordinary Shares of the Company, each Executive holding Ordinary Shares shall vote all of his or her Ordinary Shares (and, in the event such holder is entitled to vote any of the Company's other securities for the election of directors, such holder shall vote all such securities) and take all other necessary or desirable actions (in such holder's capacity as a stockholder of the Company) as are requested by the MDCP Co-Investor Majority in order to cause the representatives to be elected as members of the Board as directed by the MDCP Co-Investor Majority. In addition, each holder shall not vote his or her Ordinary Shares (or other voting securities) in connection with the removal of any MDCP Co-Investor's designees or any other Board member as a director unless and until the MDCP Co-Investor Majority directs such holder how to vote on such removal. In addition, each holder shall at all such times vote his or her Ordinary Shares (and such other voting securities) and Convertible Shares on all matters on which they are entitled to vote as directed by the MDCP Co-Investor Majority as long as such vote is not adversely discriminatory to an Executive or holders of Convertible Shares in a manner different from the MDCP Co-Investor Majority or holders of Ordinary Shares, respectively. The provisions of this paragraph 9 shall terminate as of the effective date of the Company's initial Listing or upon consummation of a Sale of the Company. Notwithstanding anything to the contrary set forth in this paragraph 9, each holder shall cast all votes in respect of his Ordinary Shares, other voting securities of the Company and Convertible Shares (to the extent that such shares are entitled to vote) in favor of the conversion of the Company from a public company to a private company or a private company to a public company.

        10.    Definitions.

          (a)   "Accelerated Valuation Date" means the first date on which either a Sale of the Company or an initial Listing occurs (i.e., the date upon which the Sale of the Company is consummated or an initial Listing becomes effective).

          (b)   "Acquisition Cost" means, with respect to any equity securities, the aggregate subscription price or purchase price for such securities together with any other amounts contributed to or invested in the Company allocable to such equity securities (with any such investment or contribution that is being used to subscribe for or purchase securities being allocated to the shares so purchased or subscribed for and with any such investment or contribution that is not being used to subscribe for or purchase securities being allocated ratably among the Ordinary Shares comprising such equity securities).

          (c)   "Adjusted EBITDA" means, for any annual period, the consolidated net income of the Company (excluding net income related to or derived from exceptional items) plus, in each case only to the extent deducted in determining such net income, (i) the amount of the provision for income taxes for the Company for such period, (ii) the amount of net interest expense of the Company during such period for Indebtedness for Borrowed Money, (iii) the amount of dividends actually paid by the Company to, or accrued by the Company with respect to, holders of Preferred Equity Securities (other than the Company or one of its Subsidiaries) during such period, and (iv) depreciation and amortization charges of the Company for such period, all determined on a consolidated basis in accordance with Irish generally accepted accounting principles. Adjusted EBITDA shall be determined on the basis of the audited consolidated annual financial statements of the Company.

          (d)   "Affiliate" of any Person, means a Person controlling, controlled by or under common control with such Person.

          (e)   "Aggregate Equity Price" means the aggregate Acquisition Cost in respect of all Ordinary Shares issued (whether to the MDCP Co-Investors, pursuant to the Management Equity Plan or other investors) in connection with the settlement of consideration pursuant to the Take-Over Offer and the refinancing of indebtedness and payment of fees and expenses in connection therewith.

          (f)    "Applicable Class B Valuation Date" means each of December 31, 2005, December 31, 2006 and December 31, 2007.

          (g)   "Applicable Valuation Date" means any Applicable Class B Valuation Date or the Class C Valuation Date.

          (h)   "Associated Company" means any company having an Equity Share Capital of which not less than 20% in nominal value is beneficially owned by any Group Company.

          (i)    "Cash Equivalents" means, as of any date of determination, cash plus cash equivalents of the Company, determined on a consolidated basis in accordance with Irish generally accepted accounting principles.

          (j)    "Cash Inflows" shall be calculated (i) in accordance with paragraph 2(c)(v) with respect to (x) equity securities remaining on an Applicable Class B Valuation Date or a Class C Valuation Date, (y) equity securities sold through the date of a Sale of the Company and (z) equity securities remaining on the date of a Listing and (ii) for all other purposes by calculating cash payments actually received or receivable by the MDCP Co-Investors on or prior to the Valuation Date in exchange for their equity securities, whether such payments are received or receivable from the Company or a third party; provided that in the event any consideration to be received by the MDCP Co-Investors in connection with any sale of equity securities is deferred consideration, contingent consideration or non-cash consideration, the Cash Inflows to be received by the MDCP Co-Investors with respect to such deferred consideration, contingent consideration and/or non-cash consideration shall, solely for purposes of calculating Cash Inflows as of such Accelerated Valuation Date, be determined with reference to the fair market value thereof as of such Accelerated Valuation Date by a Person appointed by the president of the Institute of Chartered Accountants—England (the "Appraiser"), whose services shall for this purpose be paid for by the Company and whose determination shall (absent manifest error) be binding and conclusive; provided further that for purposes of calculating Cash Inflows, no management, closing or other fees paid to the MDCP Co-Investors or their Affiliates by or on behalf of the Company and/or its Subsidiaries shall be included (other than an amount equal to €38,000,000 multiplied by a fraction, (x) the numerator of which is the aggregate Acquisition Cost of Ordinary Shares of Jefferson Smurfit Group Limited owned by the MDCP Co-Investors on or prior to September 17, 2002 less the Acquisition Cost of Ordinary Shares of Jefferson Smurfit Group Limited transferred by the MDCP Co-Investors to their Co-Investors and its Affiliates on or prior to September 17, 2003 or acquired pursuant to the Management Equity Plan on or prior to January 17, 2003 and (y) the denominator of which is the Aggregate Equity Price minus the Acquisition Cost of Ordinary Shares of Jefferson Smurfit Group Limited acquired pursuant to the Management Equity Plan.

  Notwithstanding the foregoing, for purposes of calculating "IRR" hereunder, "Cash Inflows" shall include amounts received by the MDCP Co-Investors in any share capital reduction of the Company consummated on or prior to July 31, 2004.

          (k)   "Cash Outflows" as used herein shall include the sum of the aggregate Acquisition Cost paid by the MDCP Co-Investors in and to the Company or its Subsidiaries (including, for the avoidance of doubt, Jefferson Smurfit Group Limited).

          (l)    "Cause" shall mean, with respect to any Executive, (i) the commission of actual or attempted fraud, embezzlement, theft, misappropriation, serious misconduct or gross default by such Executive against or in respect of a Group Company or such Executive's duties for a Group Company, which relates to a material amount or which results in a criminal conviction or settlement with criminal penalties or future restrictions or in material loss or damage to that Group Company or other Group Companies; (ii) the refusal or failure by such Executive to carry out his duties to a Group Company to a material degree, following a written warning that dismissal may result; (iii) conviction of a crime in relation to the business or assets of a Group Company, which has, in the reasonable opinion of the Board acting in accordance with the recommendation of the Company's chief executive officer (or chief operating officer where such Executive is the chief executive officer), a material adverse effect upon a Group Company or its shareholders, other than (A) violation of the Road Traffic Acts and (B) a criminal matter in respect of which such Executive has been indemnified by a Group Company and is entitled to indemnification, (iv) knowing violation of the Foreign Corrupt Practices Act, or (v) material breach of a material, formal agreement in writing (other than an employment agreement) between such Executive and the Company or the Group Company by which such Executive is or was employed or serves as an officer or director; provided that for the avoidance of doubt, the termination of an Executive's employment, or service as an officer or director, by a Group Company shall not be for Cause if it results wholly or mainly from (v) such Executive's death or disability, (w) such Executive's retirement on grounds of age or pursuant to an early retirement plan of the Group Company that employs the Executive or for which you serve as an officer or director, (x) such Executive's voluntary resignation (unless such Executive is subject to internal or external proceedings likely to lead to a termination for Cause at the time of such resignation), (y) such Executive's redundancy, or (z) the Group Company that employs such Executive, or for which Executive serves as an officer, or director, ceasing for any reason to be a Group Company.

          (m)  "Class A Convertible Shares" has the meaning given to such term in the Company's Articles of Association.

          (n)   "Class B Convertible Shares" has the meaning given to such term in the Company's Articles of Association.

          (o)   "Class C Convertible Shares" has the meaning given to such term in the Company's Articles of Association.

          (p)   "Class C Valuation Date" means December 31, 2007.

          (q)   "Class D Convertible Shares" has the meaning given to such term in the Company's Articles of Association.

          (r)   "Conversion Price" means, with respect to any Class D Convertible Share, the fair market value of an Ordinary Share as of the date of issue of any Class A Convertible Share, Class B Convertible or Class C Convertible Share which had converted into such Class D Convertible Share less the amount paid for the Class A Convertible Share, Class B Convertible Share or Class C Convertible Share which had converted into such Class D Convertible Share; provided that, with respect to each Convertible Share issued upon consummation of the Exchange, the Conversion Price for the Class D Convertible Share issued upon conversion of such Convertible

  Share shall be €9.999 per share; provided further that if the Company shall consummate a share capital reduction on or prior to 31 July 2004 pursuant to S.72, Companies Act 1963 (the "Reduction" and the amount paid to shareholders thereunder the "Reduction Amount") the Conversion Price for every Class D Convertible Share issuable upon Conversion of any Class A Convertible Share, Class B Convertible Share or Class C Convertible Share in issue as of the date of the Reduction or within three months thereafter (all such Class D Convertible Shares, the "Relevant D Shares") shall be reduced by an amount per Relevant D Share calculated according to the following formula:

€R	=	RA + I + C N + W
Where:
R	=	the amount of the reduction in Conversion Price per relevant D Share.
RA	=	the Reduction Amount (the US Dollar portion of which shall be converted to Euro at the exchange rate prevailing on the date of conversion).
I	=
the aggregate amount of interest accrued or paid (including interest paid by capitalisation pursuant to the agreement relative thereto) to the date upon which R is to be determined by the Company's subsidiary, JSG Holdings plc, with respect to the indebtedness incurred by it on or prior to the date of the Reduction, for the purposes of on-lending to the Company to fund the Reduction Amount and of meeting related costs (the "HYD Offering").
C	=	the aggregate costs and fees incurred by the Company and JSG Holdings plc to underwriters, financial advisers and legal counsel in connection with the HYD Offering.
N	=	the number of Ordinary Shares in issue at the date of the Reduction.
W	=	the number of Ordinary Shares issuable upon exercise of all Warrants of the Company outstanding at the date of the Reduction.

  In no event shall the Conversion Price be reduced to less than €0.

          (s)   "Convertible Shares" means each of the Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares and Class D Convertible Shares.

          (t)    "Corporate Family Member" in respect of each Executive, any corporate entity in respect of which (i) all of its issued voting shares; (ii) the right or power of appointment of all of its directors; and (iii) at least 85% of the entire economic interest therein (comprising shares entitling their owners to capital and dividends in and from such corporate entity) are respectively owned and held (either directly or through other Corporate Family Members) by such Executive and/or those Family Members of such Executive as are described in clause (i) of the definition of Family Member.

          (u)   "Eligible Class B Convertible Shares" means Class B Convertible Shares that are (but for the penultimate sentence of paragraph 2(c)(ii)) scheduled to be eligible for vesting on an Applicable Class B Valuation Date that is after the Accelerated Valuation Date (i.e., shares not eligible for vesting prior to such Accelerated Valuation Date).

          (v)   "Equity Share Capital" shall have the meaning assigned in Section 155 of the Companies Act, 1963.

          (w)  "Excluded Issuances" means the issuance of (i) any Ordinary Shares after the date hereof for management incentive and/or compensation purposes, (ii) any Ordinary Shares (other than issuances to the MDCP Co-Investors, its Affiliates and the Co-Investors in their capacity as equity holders of the Company) issued as consideration for an acquisition or joint venture transaction, (iii) any Ordinary Shares issued as an "equity kicker" in respect of indebtedness for borrowed money or in respect of Preferred Equity Securities, (iv) any Ordinary Shares issued upon conversion of any of the Convertible Shares, (v) any options, warrants or rights to acquire, or shares convertible into, Ordinary Shares listed in clauses (i) through (iv), and (vi) Ordinary Shares issued in connection with or pursuant to a Public Sale.

          (x)   "Executive Stock" shall mean all Ordinary Shares issued or issuable hereunder or acquired hereinafter by any Executive (including any Ordinary Shares issued or issuable (either directly or indirectly) upon conversion of any Executive's Convertible Shares). Executive Stock shall continue to be Executive Stock in the hands of any holder other than an Executive (except for the Company and the Co-Investors and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Stock shall succeed to all rights and be subject to all and obligations attributable to an Executive as a holder of Executive Stock hereunder. Executive Stock shall also include shares of the Company's capital stock and other securities issued with respect to Executive Stock by way of a stock split, stock dividend or other recapitalization.

          (y)   "Fair Market Value" of each share of Executive Stock means the average of the closing prices of the sales of Ordinary Shares on all securities exchanges on which the Ordinary Shares may at the time be listed on the day immediately prior to Executive's termination. If at any time the Ordinary Shares are not listed on any securities exchange, the Fair Market Value shall be the fair value of the Ordinary Shares determined in good faith by the Board (acting as experts and not arbitrators and without taking into account the effect of any contemporaneous repurchase of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares under paragraph 4 hereof). If a terminated Executive reasonably disagrees with such determination, the Board and such Executive will negotiate in good faith to agree on such Fair Market Value. If such agreement is not reached within 30 days after the delivery of the Redemption Notice or the Supplemental Redemption Notice, Fair Market Value shall be determined by the Appraiser, who shall be instructed to submit to the Board and the Executive a report within 30 days of its engagement setting forth such determination. The expenses of the Appraiser shall be borne by the terminated Executive unless the Appraiser's valuation is not less than 7.5% greater than the amount determined by the Board, in which case, the costs of the Appraiser shall be borne by the Company. The determination of such Appraiser shall (absent manifest error) be final and binding upon all parties. Notwithstanding the foregoing, the "Fair Market Value" of any Executive Stock that is a Class A Convertible Share, Class B Convertible Share or Class C Convertible Share shall be the Original Cost for such Convertible Share and the "Fair Market Value" of any Executive Stock that is a Class D Convertible Share means the Fair Market Value of an Ordinary Share determined in accordance with this definition minus the Conversion Price for such Class D Convertible Share.

          (z)   "Family Member" in respect of each Executive, (i) such Executive's spouse, descendants (whether natural or adopted), siblings, siblings' descendants and siblings' spouses and any trust solely for the benefit of such Executive and/or such Executive's spouse, descendants, siblings, siblings' descendants and/or siblings' spouses and (ii) Corporate Family Members of such Executive; provided that in respect of Dr. MW J. Smurfit, Mrs. Anne Smurfit (the widow of his deceased brother Jefferson Smurfit Junior) shall be deemed to be a sibling for all purposes of this Agreement; provided further that in respect of Mr. Frank Doyle, Ms. Catriona Moore shall be deemed to be his spouse for all purposes of this Agreement.

          (aa) "5% Owner" means any Person that owns 5% or more of the Company's Ordinary Shares on a fully-diluted basis.

          (bb) "Group Companies" means the Company, JSG and their respective Subsidiaries and Associated Companies and "Group Company" means any of the Group Companies.

          (cc) "Indebtedness for Borrowed Money" means, with respect to the Company and its Subsidiaries at any date, without duplication: (i) all obligations of the Company and its Subsidiaries for borrowed money or in respect of loans or advances; (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of the Company and its Subsidiaries; (iv) all capitalized lease liabilities of the Company and its Subsidiaries; (v) all interest rate protection agreements of the Company and its Subsidiaries (valued on a market quotation basis); (vi) all obligations of the Company and its Subsidiaries secured by a contractual lien; (vii) all guarantees of obligations of Persons other than Company and its Subsidiaries in connection with any of the foregoing; and (viii) any accrued interest, prepayment premiums or penalties related to any of the foregoing, in each case calculated as though the payment is made on an Accelerated Valuation Date or Applicable Valuation Date; provided that Indebtedness for Borrowed Money shall not include any obligations of any of the Company or any of its Subsidiaries, on the one hand, to the Company or any other of its Subsidiaries, on the other hand.

          (dd) "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, is not a 5% Owner, is not controlling, controlled by or under common control with any 5% Owner and is not the spouse or descendent (by birth or adoption) of any 5% Owner.

          (ee) "IRR" means, as of the Applicable Valuation Date, the annual interest rate (compounded quarterly and expressed as a percentage) which, when used to calculate the net present value as of such Applicable Valuation Date of all Cash Inflows and all Cash Outflows, causes the difference between Cash Inflows and Cash Outflows to equal zero. The IRR will be calculated in good faith by the Board, which determination shall be conclusive and binding unless the holders of a majority of Convertible Shares (and Ordinary Shares issued upon conversion of Convertible Shares) then outstanding (the "Majority Holders") reasonably disagree with such calculation and give written notice of such disagreement within 30 days after the Board has made its determination of IRR (a "Dispute Notice"). If a Dispute Notice is delivered, the Board and a representative designated by the Majority Holders (the "Representative") will negotiate in good faith to agree on the calculation of IRR. If such agreement is not reached within 30 days after the delivery of the Dispute Notice, IRR shall be calculated by the Appraiser, which shall be instructed to submit to the Board and such Executive a report within 30 days of its engagement setting forth such calculation (with it being understood that the Appraiser shall be engaged in reference to the calculation of IRR (but not with respect to an audit or re-audit of the Company's books and records or the calculation of Total Value and the components thereof)). The expenses of the Appraiser shall be borne by the Majority Holders unless the Appraiser's IRR calculation is greater than the amount determined by the Board, in which case, the costs of the Appraiser shall be borne by the Company. The determination of such Appraiser shall (absent manifest error) be final and binding upon all parties.

          (ff) "JSG" means Jefferson Smurfit Group Limited, an Irish private limited company.

          (gg) "Listing" means the admission of all or any part of the Ordinary Shares to the Official List of The Irish Stock Exchange Limited or the Official List of the UK Listing Authority, and to trading on the market for listed securities of the London Stock Exchange or to trading on the Alternative Investment Market or the taking effect of any granting of permission to deal in the same on any recognized investment exchange (as that term is used in the Financial Services Act 1986) or the registration of all or any of the Ordinary Shares (or equivalent securities of any Subsidiary or American Depository Receipts with respect to any of the forgoing) on Form F-1, F-2 or F-3 (or any similar long-form or short-form registrations) pursuant to the United States Securities Act of 1933 (as amended) or any similar US federal law, or any similar listing or registration by the Company of the Ordinary Shares on the public stock exchange or securities market in any other jurisdiction.

          (hh) "MDCP Co-Investor Majority" means the holders of a majority of the Ordinary Shares held by all MDCP Co-Investors.

          (ii) "MDCP Co-Investors" means, collectively, MDCP IV Global Investments LP, MDCP III Global Investments LP, MDSE III Global Investments LP and any Affiliate of the foregoing that owns or holds Ordinary Shares as of the date of determination and "MDCP Co-Investor" means any of the MDCP Co-Investors.

          (jj) "Original Cost" of each Ordinary Share issued hereunder in connection with the Exchange shall be equal to €10 and of each Convertible Share purchased hereunder shall be equal to €0.001, and for any Ordinary Share or Convertible Share issued by the Company after the date hereof other than in connection with the Exchange shall be the purchase price per share paid therefor as set forth on the signature page executed by Executive and accepted by the Company, in each case as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations.

          (kk) "Permitted Transferee" means any holder of Executive Stock who acquired such stock pursuant to a transfer permitted by paragraph 5(b).

          (ll)   "Person" means an individual, a partnership, a limited liability company an unlimited liability company, a company limited by guarantee, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          (mm) "Preferred Equity Securities" means any equity securities of the Company or any of its Subsidiaries which are limited to a fixed sum or percentage of stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company or any such Subsidiary.

          (nn) "Public Sale" means (x) any sale after a Listing in any European Union member state or (y) in the case of a Listing in the United States, any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

          (oo) "Sale of the Company" means the sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

          (pp) "Securities Act" means the Securities Act of 1933, as amended.

          (qq) "Subsidiary"means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, not less than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

          (ss)  "Take-Over Offer" means an offer for the entire issued and to be issued share capital of JSG made by the Company or one of its Subsidiaries.

          (tt)  "Total Value" means the result equal to (i) six (6) multiplied by Adjusted EBITDA, plus (ii) Cash Equivalents in excess of €40,000,000 minus (iii) Indebtedness for Borrowed Money, minus (iv) the aggregate stated value of, plus accrued but unpaid dividends with respect to, any Preferred Equity Securities.

          (uu) "Valuation Date" means an Accelerated Valuation Date or an Applicable Valuation Date.

        11.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (hard copy to follow) to the recipient at the address or facsimile number indicated below:

    To the Company:

    c/o Jefferson Smurfit Group Limited
    Headquarters
    Beech Hill
    Clonskeagh
    Dublin 4
    Facsimile: 353-1-283-7113

    With copies to:

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, IL 60601
    Telephone: (312) 861-2000
    Fax: (312) 861-2200
    Attn: William S. Kirsch, P.C.

    To Executive:

    At the address listed below Executive's signature on the signature page attached hereto.

    To the MDCP Co-Investors:

    c/o Madison Dearborn Partners LLC
    Three First National Plaza
    Suite 3800
    70 W. Madison
    Chicago, IL 60602
    Telephone: (312) 895-1000
    Fax: (312) 895-1056
    Attn: Samuel M. Mencoff

    With copies to:

    c/o Madison Dearborn Partners, LLC
    Three First National Plaza
    Suite 3800
    Chicago, IL 60602
    Telephone: (312) 895-1000
    Fax: (312) 895-1056
    Attn: Samuel M. Mencoff

    and

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, IL 60601
    Telephone: (312) 861-2000
    Fax: (312) 861-2200
    Attn: William S. Kirsch, P.C.

or such other address or facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending part. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail, two days after being sent by reputable overnight courier service (charges prepaid) or on the same day if received by facsimile during business hours on a business day (hard copy to follow).

        12.    General Provisions.

          (a)    Transfers in Violation of Agreement.    Any Transfer or attempted Transfer of any Executive Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

          (b)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c)    Complete Agreement.    This Agreement, those documents expressly referred to herein, the Company's Articles of Association, the Registration Rights Agreement, the Corporate Governance Agreement and, with respect to any employee party to such an employment letter, any employment letter between the Company or one of its Subsidiaries and an Executive embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, nothing herein shall be deemed to amend, supersede or preempt any agreement of an Executive made in any Acceptance Form included with that certain Exchange Offer information memorandum dated on or about January 19, 2004, including, without limitation, the power of attorney executed in connection therewith.

          (d)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e)    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each Executive, the Company, the Investors and their respective successors and assigns (including subsequent holders of Executive Stock); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Stock hereunder.

          (f)    Choice of Law.    This Agreement shall be governed by the internal law of Ireland. Any suit or action brought against any Executive hereunder should be brought exclusively in the courts of Ireland (it being understood that, except as set forth in this sentence, nothing contained in this subparagraph (f) shall limit any party's rights to bring any suit against any party (other than any Executive) or with respect to the subject matter hereof in any other jurisdiction); provided that in the case more than one Executive is bringing a claim against the Company on a set of related facts, all such claims shall be joined in a single proceeding in Ireland.

          (g)    Remedies.    Each of the parties to this Agreement (including the Investors) shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to an court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (h)    Amendment and Waiver.    The provisions of this Agreement may be amended and waived with respect to any Executive only with the prior written consent of the Company and the Majority Holders; provided that any such amendment or waiver that adversely discriminates against an Executive in a manner that is adversely disproportionate to such Executive relative to the Majority Holders shall be effective against such Executive only with the prior written consent of such Executive; provided further that this Agreement may be amended and waived with respect to the MDCP Co-Investors' rights under this Agreement only with the prior written consent of the MDCP Co-Investor Majority.

          (i)    Third-Party Beneficiaries.    Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by the MDCP Co-Investors as provided herein.

          (j)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

          (k)    Rights of the Company.    Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate an Executive's employment, or service as an officer or director at any time (with or without cause), nor confer upon any Executive any right to continue in the employ of, or to serve as an officer or director for, the Company for any period of time or to continue his or her present (or any other) rate of compensation, and in the event of his or her termination of employment or termination of his service as an officer, or director (including, but not limited to, termination by the Company without cause) any portion of such Executive's Convertible Shares that were not previously vested and convertible shall be forfeited. Nothing in this Agreement shall confer upon any Executive any right to be selected again as a Management Equity Plan participant.

          (l)    Adjustments.    In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Ordinary Shares, the Board may, in order to prevent the dilution or enlargement of rights granted hereunder, make such adjustments in the number and type of shares authorized by the Management Equity Plan, the number and type of shares in respect of which the Convertible Shares granted hereunder are convertible and the Conversion Price specified herein as may be determined to be appropriate and equitable. Any such adjustment shall be subject to confirmation by the Company's auditors.

          (m)    Effectiveness.    This Agreement shall become effective, with respect to each Executive, upon execution and delivery of this Agreement by the Company and each such Executive.

          (o)    Taxes.    The Company shall be entitled, if necessary or desirable, to withhold (or secure or require payment from an Executive in lieu of withholding) the amount of any withholding or other tax due with respect to any amount payable and/or shares issuable under this Agreement or the Management Equity Plan, and the Company may defer any payment or issuance unless indemnified to its satisfaction with regard to any tax matter for the amounts payable or shares issuable. Each Executive hereby indemnifies the Company for any tax, liability, loss, expense or penalty that the Company incurs as a result of an Executive not paying the aggregate taxes which an Executive is required to pay in respect of the Convertible Shares issued hereunder or the Ordinary Shares issued in respect thereof (including, in each case, upon sale or disposition thereof). Prior to withholding any amount or requiring any indemnification from any Executive, the Company shall consult with the Executive and his tax advisors regarding the withholding and the indemnification requested.

          (p)    Tax Advice.    Each Executive will consult with his or her own tax advisor regarding the tax treatment of the Ordinary Shares and the Convertible Shares (it being understood that the Company is not giving an opinion with respect to nor guaranteeing, and shall not be deemed to be giving an opinion with respect to nor guaranteeing, any tax results or consequences). Without limiting the generality of the foregoing, nothing herein shall prohibit the Company from making any filings or reports it reasonably believes may be required to be made with local governmental authorities in respect of the Convertible Shares or the Ordinary Shares issued or issuable hereunder (including upon sale or disposition thereof).

        13.    Listing.    In the event that the Board and the holders of a majority of the Ordinary Shares (voting as a single class) then outstanding approve a Listing, each Executive shall take all necessary or desirable actions in connection with the consummation of the Listing as requested by the Company. In the event that such Listing is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure would adversely affect the marketability of the offering, each Executive shall consent to and vote for a recapitalization, reorganization and/or exchange of Ordinary Shares into securities that the managing underwriters, the Board and the holders of a majority of the Ordinary Shares then outstanding (voting as a single class) find acceptable, and each Executive shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Company: provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company's Articles of Association as in effect immediately prior to such Listing.

        14.    Certificates.    In the event that any Executive requests or demands that the Company issue one or more certificates representing the shares of Executive Stock purchased hereunder, the Company may require that the certificate be registered in the name of a nominee or custodian designated by the Company (the "Nominee"), and that, as a condition to such issuance, the Nominee will enter into an agreement with the Company and the MDCP Co-Investor Majority which shall include, among other things, a provision that the Nominee will not Transfer such Executive Stock except in strict accordance with the terms of this Agreement (in which case the Nominee shall give prior written notice of such Transfer to the Company and the MDCP Co-Investor Majority) without the prior written consent of the Company and MDCP Co-Investor Majority. In the event that the Nominee does not agree to enter into an agreement with the Company, each holder of Executive Stock irrevocably agrees that the Company shall be entitled to retain the certificates representing such Executive Stock in furtherance of such holder's obligations hereunder.

* * * * *

        IN WITNESS WHEREOF, this Management Equity Agreement has been executed as of the date first written above.

JSG PACKAGING LIMITED
By:

Its:

For signature by individuals
Signature:

Name:

(please print)
For signature by partnerships, corporations or other entities
Name:

(please print)
Ordinary Shares:
Class A Convertible Shares:
Class B Convertible Shares:
Class C Convertible Shares:
Class D Convertible Shares: 0

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  Exhibit 10.1
MANAGEMENT EQUITY AGREEMENT